Exhibit 99.1

National Interstate Corporation Reports 2009 Third Quarter Earnings,

Declares Quarterly Dividend and Elects Dave Michelson to the Board of Directors

•	Net income:

•	$.42 per share for third quarter 2009 compared to $.22 per share loss for 2008

•	$1.70 per share for first nine months of 2009 compared to $.50 per share for 2008

•	Book value per share of $13.47 increased 20% for the first nine months of 2009

•	ROE of 18.4%

Richfield, Ohio, November 2, 2009 - National Interstate Corporation (Nasdaq: NATL) today reported net income of $8.2 million ($.42 per share) for the 2009 third quarter and $32.9 million ($1.70 per share) for the first nine months of 2009, both significantly better than the same 2008 periods. Net earnings from operations improved for both the 2009 third quarter and first nine months compared to the same periods in 2008 reflecting fewer large claims. In addition, a reduction of the deferred income tax valuation allowance and net realized gains from investments contributed to the higher 2009 net income.

The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net income from operations, the change in the valuation allowance related to net capital losses, and net realized gains (losses) from investments, all of which are non-GAAP financial measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Net after-tax earnings from operations	$5,869	$4,460	$29,324	$19,903
Change in valuation allowance related to net capital losses	$1,792	$(3,191)	$2,397	$(3,191)
Net after-tax realized gain (loss) from investments	$495	$(5,497)	$1,190	$(6,999)

Net income (loss)	$8,156	$(4,228)	$32,911	$9,713

Net after-tax earnings from operations per share, diluted	$0.30	$0.23	$1.51	$1.03
Change in valuation allowance related to net capital losses per share, diluted	$0.09	$(0.17)	$0.13	$(0.17)
Net after-tax realized gain (loss) from investments per share, diluted	$0.03	$(0.28)	$0.06	$(0.36)

Net income (loss) per share, diluted	$0.42	$(0.22)	$1.70	$0.50

Operations

The Company’s net earnings from operations include underwriting income and recurring investment income. The 2009 third quarter pre-tax earnings from operations of $8.8 million was 40% better than the 2008 third quarter, improving the pretax operating income for the first nine months of 2009 to $43.8 million, 51% ahead of last year. The combined ratio of 92.8% for the 2009 third quarter and 84.6% for the first nine months of 2009 were 4.7 and 7.9 percentage points, respectively, better than the same periods in 2008.

Claims: The loss and loss adjustment expense (LAE) ratio for the 2009 third quarter of 68.2% was 1.1 percentage points better than the 2008 third quarter, and was 60.5% for the first nine months of 2009 or 6.7 percentage points better than the same period last year. The 2008 third quarter and year to date loss and LAE results were adversely impacted by an unusual number of severe claims. In contrast, the Company experienced favorable large claims activity for the 2009 third quarter and first nine months. During the 2009 third quarter, the Company experienced elevated frequency related to higher vehicle usage particularly with our RV and transportation risks, which adversely impacted claims results. The Company does not consider elevated severity and/or frequency in the third quarter unusual based on the seasonality associated with the risks it insures. Development from prior year loss and LAE reserves was not significant for the 2008 and 2009 third quarter and first nine months. The Company experienced unfavorable development from prior year claims of $0.3 million which reduced the loss and LAE ratio by 0.5 percentage points for the 2009 third quarter.

Expenses: The underwriting expense ratio of 24.6% for the 2009 third quarter and 24.1% for the first nine months of 2009 were both improved compared to the same 2008 periods. The Company continues to closely manage expenses which have been within expected ranges. Quarterly underwriting expense ratio fluctuations are primarily related to varying commission levels on business written or one-time expenses in the respective quarters.

Investment Income: Net investment income decreased for both the third quarter and first nine months of 2009 compared to the same periods last year reflecting lower yields primarily on cash, short-term and fixed income investments in part due to a greater allocation to high quality investments made during the peak of the financial crisis. For the first nine months of 2009 compared to 2008, the decrease in after-tax investment income is approximately 10.5%, compared to 14.4% on a pre-tax basis, which reflects a higher proportion of tax preferred holdings in 2009.

Gross premiums written of $69.6 million for the 2009 third quarter and $279.7 million for the first nine months of 2009 were both approximately 10% below the same 2008 periods. The table below summarizes gross premiums written by business component:

	Three Months Ended September 30,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$27,839	40.0%	$33,808	43.7%
Transportation	18,837	27.1%	20,972	27.1%
Specialty Personal Lines	14,692	21.1%	14,120	18.2%
Hawaii and Alaska	6,319	9.1%	6,996	9.0%
Other	1,881	2.7%	1,555	2.0%

Gross premiums written	$69,568	100.0%	$77,451	100.0%

	Nine Months Ended September 30,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$161,188	57.6%	$172,024	55.1%
Transportation	51,147	18.3%	71,735	23.0%
Specialty Personal Lines	48,210	17.2%	46,800	15.0%
Hawaii and Alaska	14,958	5.4%	17,727	5.7%
Other	4,243	1.5%	3,961	1.2%

Gross premiums written	$279,746	100.0%	$312,247	100.0%

The Specialty Personal Lines component has consistently grown in each of the first three quarters of 2009 when compared to 2008. The Alternative Risk Transfer, Transportation, and Hawaii and Alaska components experienced declines for both the 2009 third quarter and first nine months compared to the same periods in 2008. The Other component is comprised primarily of policies assigned from involuntary state plans, over which the Company has no control.

Alternative Risk Transfer (ART): One new program was introduced in the 2009 third quarter which was offset by lower renewal premium on several existing programs and a reduction of underperforming lines of coverage resulting in lower 2009 third quarter ART written premium compared to 2008. The ART component for the first nine months of 2009 was 6.3% less than last year. The Company continued to experience high customer retention approaching 100%, with lower average renewal premium per policy due to a combination of fewer insured vehicles reflecting the current economic conditions and modest rate decreases reflecting favorable claims experience for these customers. In addition, ongoing evaluation of individual programs resulted in underwriting actions that reduced ART premium by approximately 12% during the first nine months of 2009. The Company continues to attract new ART customers, with the one new captive program added in the 2009 third quarter accounting for approximately 11% of the premium in this component for the quarter.

Transportation and Hawaii and Alaska: The Company continues to experience low single digit rate decreases for renewals in these components reflecting continued competition in commercial insurance markets. Lower vehicle counts for existing customers as well as the ongoing overly aggressive competitor pricing in the commercial insurance markets have contributed to the lower premium in the 2009 third quarter and first nine months compared to the same periods in 2008.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component grew 4.1% for the 2009 third quarter and 3% for the first nine months of 2009 compared to the same periods in 2008. Continued growth in the commercial vehicle product from expanded marketing initiatives and product enhancements was offset by increased competition in our RV product associated with a decline in new quotes as there is less consumer demand for recreational vehicles.

“We often experience a higher loss and LAE ratio in the third quarter of the year because many of our insureds are on the road more. In the 2009 third quarter we experienced higher frequency but were fortunate to avoid any large claims,” commented Dave Michelson, President and Chief Executive Officer. “Our written premium for the 2009 third quarter continued to run about 10% behind 2008, consistent with the first two quarters of the year. We are maintaining a long-term focus on our disciplined underwriting practices for our commercial products and will not sacrifice profitability for top line growth.”

Deferred Income Tax Valuation Allowance

In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges, which increased the 2008 effective tax rate. The current year decrease in the federal income tax expense is primarily associated with a reduction to this valuation allowance due to realized and unrealized gains in the Company’s investment portfolio.

Realized Investment Gains

The Company experienced a pre-tax net realized gain from investments in the 2009 third quarter and first nine months compared to a pre-tax net realized loss from investments in the same 2008 periods as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)
Other-than-temporary impairments	$(1,275)	$(7,959)	$(2,508)	$(10,516)
Net gain (loss) on sales and equity partnership	2,035	(498)	4,339	(252)

Net realized gains (losses) from investments	$760	$(8,457)	$1,831	$(10,768)

Pre-tax net unrealized investment gains (losses) at September 30, 2009 were as follows:

	September 30, 2009
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$177,159	$2,465
State and local government	169,260	6,632
Mortgage backed securities	126,462	(4,238)
Corporate debt	39,634	(1,007)
Preferred redeemable securities	11,227	(1,199)

Total fixed maturities	$523,742	$2,653

Perpetual preferred stock	1,490	170
Common stock	26,523	2,480

Total equity securities	$28,013	$2,650

Cash and short-term investments	$57,836	$—

Total	$609,591	$5,303

The Company remains conservative in its investment approach with a diversified and high quality portfolio. Cash equivalents, short-term, investment grade fixed income and investment grade preferred stock investments comprised approximately 92% of the portfolio at September 30, 2009. The fair value of the holdings has increased in 2009 and at September 30, 2009 the portfolio has a net unrealized gain of $5.3 million. Also, in each of the first three quarters of 2009, the Company experienced net realized gains from investments resulting in net realized gains of $1.8 million for the first nine months of 2009.

Summary Comments

Mr. Michelson said, “We had strong profitability through the first three quarters of 2009 and our top line has consistently been about 10% below last year. Our new business prospects remain abundant, especially in the Alternative Risk Transfer component. The new ART program added in the third quarter brings the total to five new ART programs thus far in 2009. Our book value per share is up 20% from the beginning of the year and through the first nine months of 2009 we achieved a return on average shareholders’ equity of 18.4%, in line with our objective of 15% plus inflation.”

Other Announcements

The Company’s Board of Directors at its October 28, 2009 meeting, increased the number of directors from eight to nine and elected Mr. Michelson to fill the newly created position with a term ending on the date of the Company’s annual meeting of shareholders in 2011. Mr. Michelson joined the Company in 1992 and has served as its President and Chief Executive Officer since January 2008.

The Company also announced that its Board of Directors approved a $0.07 per share quarterly dividend at its October 28, 2009 meeting. The cash dividend will be payable on December 11, 2009 to shareholders of record of the Company’s common stock as of the close of business on November 27, 2009.

Conference Call

The Company will hold a conference call to discuss the 2009 third quarter results at 10:00 a.m. Eastern Daylight Saving Time tomorrow, November 3, 2009. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 713-4217 and providing the confirmation code 65572079. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=PNMEQTBA9 and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Data:
Gross premiums written	$69,568	$77,451	$279,746	$312,247

Net premiums written	$58,984	$62,415	$219,871	$239,573

Premiums earned	$70,825	$75,058	$209,927	$214,521
Net investment income	4,501	5,498	14,430	16,793
Net realized gains (losses) on investments (*)	760	(8,457)	1,831	(10,768)
Other	879	605	2,627	2,199

Total revenues	76,965	72,704	228,815	222,745
Losses and loss adjustment expenses	48,286	51,995	127,052	144,097
Commissions and other underwriting expenses	15,189	18,529	43,565	46,685
Other operating and general expenses	3,085	3,241	9,580	9,786
Expense on amounts withheld	811	1,001	2,578	3,261
Interest expense	71	133	403	704

Total expenses	67,442	74,899	183,178	204,533

Income before income taxes	9,523	(2,195)	45,637	18,212
Provision for income taxes	1,367	2,033	12,726	8,499

Net income (loss)	$8,156	$(4,228)	$32,911	$9,713

Per Share Data:
Net income (loss) per common share, basic	$0.42	$(0.22)	$1.71	$0.50
Net income (loss) per common share, assuming dilution	$0.42	$(0.22)	$1.70	$0.50

Weighted average number of common shares outstanding, basic	19,301	19,293	19,301	19,281
Weighted average number of common shares outstanding, diluted	19,384	19,293	19,360	19,375

Cash dividend per common share	$0.07	$0.06	$0.21	$0.18

(*) Consists of the following:
Realized gains (losses) before impairment losses	$2,035	$(498)	$4,339	$(252)

Credit losses on securities with impairment charges	(1,275)	(7,959)	(5,522)	(10,516)
Non-credit portion in other comprehensive income	—	—	3,014	—

Total impairment charges recognized in earnings	(1,275)	(7,959)	(2,508)	(10,516)

Total realized gains (losses) on securities	$760	$(8,457)	$1,831	$(10,768)

GAAP Ratios:
Losses and loss adjustment expense ratio	68.2%	69.3%	60.5%	67.2%
Underwriting expense ratio	24.6%	28.2%	24.1%	25.3%

Combined ratio	92.8%	97.5%	84.6%	92.5%

Return on equity (a)	—	—	18.4%	6.2%
Average shareholders’ equity	$—	$—	$237,992	$208,812

			At September 30,	At December 31,
			2009	2008
Balance Sheet Data (GAAP):
Cash and investments			$609,591	$563,714
Securities lending collateral			$—	$84,670
Reinsurance recoverable			151,739	150,791
Total assets			977,388	990,812
Unpaid losses and loss adjustment expenses			417,786	400,001
Long-term debt			15,000	15,000
Total shareholders’ equity			$259,910	$216,074
Book value per common share, basic (at period end)			$13.47	$11.20
Common shares outstanding at period end (b)			19,301	19,295

(a)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the period.
(b)	Common shares outstanding at period end include all vested common shares. At September 30, 2009 and December 31, 2008 there were 91,500 and 99,000, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.